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Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

        We hereby consent to the reference of our firm and to the use of our reports effective December 31, 2013 and December 31, 2012, dated January 15, 2014 and January 28, 2013, respectively, in the Kosmos Energy Ltd. Annual Report on Form 10-K for the year ended December 31, 2014, to be filed with the U. S. Securities and Exchange Commission on or about February 16, 2015.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (SCOTT) REES III C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas
February 16, 2015

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  Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS